EXHIBIT 99.1

Summer Infant Reports Third Quarter Results

EPS of $0.01; Continued Progress Strengthening Company for Future Growth

WOONSOCKET, R.I., Nov. 02, 2016 (GLOBE NEWSWIRE) -- Summer Infant, Inc. ("Summer Infant" or the "Company") (NASDAQ:SUMR), a global leader in premium infant and juvenile products, today announced financial results for the fiscal third quarter ended October 1, 2016.

“Summer Infant’s third quarter played out largely as expected, with strong underlying operating performance – including earnings of $0.01 per share – even as revenue was flat year-over-year,” said Mark Messner, President and CEO. “Our gross margins remain on track, G&A expenses fell 25% versus 2015, and sound working capital management left our inventory at the lowest level in recent memory – down 26% from this time last year. Our balance sheet is in the best shape we’ve seen in many quarters, and the Company is well positioned for improved bottom line results going forward.

“At the same time, we are focusing on initiatives to better utilize our intellectual property to drive further brand recognition and channel development. As part of this effort, certain core products, including RF monitors, are being overhauled to increase consumer acceptance at a variety of price points, while we also work to strengthen the Company’s bond with retailers through tailored promotional strategies and less reliance on third-party wholesalers. The steps we are taking today, we believe, will set the stage for higher growth, margin expansion, and increased brand loyalty in 2017 and beyond.”

Third Quarter Results

Net sales for the three months ended October 1, 2016 were $48.6 million compared with $50.2 million for the three months ended October 3, 2015. Excluding $1.7 million of sales related to the Company’s bank-approved inventory reduction plan and furniture exit in 2015, revenue was relatively flat year-over-year. The three months ended October 1, 2016 also included $0.5 million of unfavorable foreign exchange on a constant currency basis, primarily due to the decline in the value of the British pound.

Gross profit for the third quarter of 2016 was $15.5 million compared with $15.6 million for the third quarter of 2015, and gross margin was 32.0% in 2016 versus 31.1% in the prior-year period. The three months ended October 1, 2016 included $0.1 million of unfavorable foreign exchange on a constant currency basis, primarily due to the decline in the value of the British pound, and $0.3 million in cost overages for certain product introductions, without which gross margin would have been 32.5%. The fiscal 2015 third quarter included $0.1 million in losses on the sale of inventory below cost (related to the aforementioned inventory reduction plan), $0.2 million of inventory charges tied to exiting the furniture business, and $0.3 million in temporary costs related to a West Coast distribution center; excluding such items, gross margin for the three months ending October 3, 2015 would have been 33.0%.

Selling expenses were $3.7 million in the third quarter of 2016 compared with $4.1 million in the third quarter of 2015. General and administrative expenses (G&A) were $9.7 million in 2016 versus $13.0 million last year – a decline of 25%; the third quarter of 2016 included $0.1 million of legal expenses versus $3.7 million in the third quarter of 2015. G&A as a percent of sales fell to 20.0% in 2016 from 25.8% last year. Interest expense was $0.6 million in the third quarter of 2016, flat with 2015.

The Company reported net income of $0.2 million, or $0.01 per share, in the third quarter of 2016 compared with a net loss of $1.8 million, or $(0.10) per share, in the third quarter of 2015. Adjusted EBITDA for the third quarter of 2016 was $2.6 million versus $3.1 million for the third quarter of 2015. Adjusted EBITDA in the third quarter of 2016 includes $0.3 million in bank permitted add-back charges compared with $4.3 million in the prior-year period (including the aforementioned $3.7 million of litigation expenses).

Adjusted EBITDA is a non-GAAP metric.  Adjusted EBITDA excludes various items that are detailed in the financial tables and accompanying footnotes reconciling GAAP to non-GAAP results contained in this release. An explanation of these measures also is included under the heading below "Use of Non-GAAP Financial Information."

Balance Sheet Highlights

As of October 1, 2016, Summer Infant had approximately $1.0 million of cash and $49.7 million of debt compared with $0.9 million of cash and $53.6 million of debt as of January 2, 2016.  The Company’s bank leverage ratio was 4.6 times the trailing twelve months’ Adjusted EBITDA at quarter end, as compared with 5.5 at the beginning of the fiscal year.

Inventory as of October 1, 2016 was $32.3 million compared with $36.8 million as of January 2, 2016. Trade receivables at the end of the third quarter were $37.3 million compared with $40.5 million as of January 2, 2016. Accounts payable and accrued expenses were $33.1 million as of October 1, 2016 compared with $39.1 million at the beginning of the fiscal year.

Conference Call Information

Management will host a conference call to discuss the financial results tomorrow, November 3, at 9:00 a.m. Eastern. To listen to the live call, visit the Investor Relations section of the Company's website at www.summerinfant.com or dial 866-652-5200 or 412-317-6060. An archive of the webcast will be available on the Company's website.

About Summer Infant, Inc.
Based in Woonsocket, Rhode Island, the Company is a global leader of premium infant and juvenile products for ages 0-3 years which are sold principally to large North American and international retailers. The Company currently sells proprietary products in a number of different categories including nursery audio/video monitors, safety gates, durable bath products, bed rails, nursery products, strollers, booster and potty seats, swaddling blankets, bouncers, travel accessories, highchairs, swings, and infant feeding products. For more information about the Company, please visit www.summerinfant.com.

Use of Non-GAAP Financial Information
This release and the referenced webcast include presentations of non-GAAP financial measures, including Adjusted EBITDA, constant currency, adjusted net income and adjusted earnings per share.  Adjusted EBITDA means earnings before interest and taxes plus depreciation, amortization, non-cash stock-based compensation expenses and other items added back as detailed in the reconciliation table included in this release.  Constant currency sales are determined by applying a fixed exchange rate, calculated as the 12-month average in 2015, to the current local currency sales amounts, with the difference in reported sales being attributable to currency. Adjusted net income and adjusted earnings per share mean net income excluding certain items, and the tax impact of these items, as detailed in the reconciliation table included in this release.  Such information is supplemental to information presented in accordance with GAAP and is not intended to represent a presentation in accordance with GAAP. The Company believes that the presentation of these non-GAAP financial measures provide useful information to investors to better understand, on a period-to-period comparable basis, financial amounts both including and excluding these identified items, and they indicate more clearly the ability of the Company's assets to generate cash sufficient to repay its indebtedness, meet capital expenditure and working capital requirements, comply with the financial covenants of its loan agreements and otherwise meet its obligations as they become due.  These non-GAAP measures should not be considered in isolation or as an alternative to such GAAP measures as net income, cash flows provided by or used in operating, investing or financing activities or other financial statement data presented in the Company’s consolidated financial statements as an indicator of financial performance or liquidity.  The Company provides reconciliations of these non-GAAP measures in its press releases of historical performance.  Because these measures are not determined in accordance with GAAP and are susceptible to varying calculations, these non-GAAP measures, as presented, may not be comparable to other similarly titled measures of other companies.

Forward-Looking Statements
Certain statements in this release that are not historical fact may be deemed “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and the Company intends that such forward-looking statements be subject to the safe harbor created thereby.  These statements are accompanied by words such as “anticipate,” “expect,” “project,” “will,” “believes,” “estimate” and similar expressions, and include statements regarding the Company’s expectations regarding new product introductions, improved bottom-line results, anticipated higher growth, margin expansion, and increased brand recognition in 2017 and beyond. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by such forward-looking statements.  Such factors include the concentration of the Company’s business with retail customers; the ability of the Company to compete in its industry; the Company’s ability to continue to control costs and expenses, including legal expenses; the Company’s dependence on key personnel; the Company’s reliance on foreign suppliers; the Company’s ability to develop, market and launch new products; the Company’s ability to grow sales with existing and new customers and in new channels; the Company’s ability to meet required financial covenants under its loan agreements; and other risks as detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended January 2, 2016, and subsequent filings with the Securities and Exchange Commission.  The Company assumes no obligation to update the information contained in this release.

Tables to Follow

Summer Infant, Inc.
Consolidated Statements of Operations
(amounts in thousands of US dollars, except share and per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	October 1, 2016	October 3, 2015	October 1, 2016	October 3, 2015

Net sales	$48,552	$50,205	$148,797	$155,025
Cost of goods sold	33,026	34,600	101,344	108,674
Gross profit	$15,526	$15,605	$47,453	$46,351
General and administrative expenses(1)	9,735	12,953	30,469	35,235
Selling expense	3,667	4,119	11,484	13,295
Depreciation and amortization	1,127	1,275	3,443	3,927
Operating income/(loss)	$997	$(2,742)	$2,057	$(6,106)
Interest expense	633	589	1,901	2,753
Income/(loss) before taxes	$364	$(3,331)	$156	$(8,859)
Income tax expense/(benefit)	131	(1,500)	-	(3,313)
Net income/(loss)	$233	$(1,831)	$156	$(5,546)
Income/(loss) per diluted share	$0.01	$(0.10)	$0.01	$(0.30)

Shares used in fully diluted EPS	18,581,824	18,309,381	18,454,926	18,239,490

(1) Includes stock based compensation expense

Reconciliation of GAAP to Non-GAAP Financial Measures

	Three Months Ended		Nine Months Ended
	October 1, 2016	October 3, 2015	October 1, 2016	October 3, 2015

Reconciliation of Adjusted EBITDA
Net income/(loss) (GAAP)	$233	$(1,831)	$156	$(5,546)
Plus: interest expense	633	589	1,901	2,753
Plus: expense/(benefit) for income taxes	131	(1,500)	-	(3,313)
Plus: depreciation and amortization	1,127	1,275	3,443	3,927
Plus: non-cash stock based compensation expense	176	280	394	700
Plus: permitted add-backs (a)	327	4,324	3,193	9,339
Adjusted EBITDA (Non-GAAP)	$2,627	$3,137	$9,087	$7,860

Reconciliation of Adjusted EPS
Net income/(loss) (GAAP)	$233	$(1,831)	$156	$(5,546)
Plus: permitted add-backs(a)	327	4,324	3,193	9,339
Plus: unamortized financing costs (b)	-	-	-	428
Tax impact of items impacting comparability(c)	(118)	(1,946)	(1,149)	(3,493)
Adjusted Net income/(loss) (Non-GAAP)	$442	$547	$2,200	$728
Adjusted Earnings per diluted share (Non-GAAP)	$0.02	$0.03	$0.12	$0.04

(a) Permitted add-backs consist of items that the Company is permitted to add-back to the calculation of consolidated EBITDA under its credit agreements. Permitted add-backs for the three months ended October 1, 2016 consisted of special projects, primarily litigation fees $132 ($48 tax impact), board fees $101 ($36 tax impact), and restructuring fees $94 ($34 tax impact). Permitted add-backs for the three months ended October 3, 2015 consisted of special projects, primarily litigation fees $3,825 ($1,721 tax impact), losses from exiting the furniture category $215 ($97 tax impact), losses from the inventory liquidation plan $103 ($46 tax impact), board fees $131 ($59 tax impact) and severance costs $50 ($23 tax impact). Permitted add-backs for the nine months ended October 1, 2016 consisted of special projects, primarily litigation fees $2,408 ($867 tax impact), board fees $368 ($132 tax impact), restructuring fees $318 ($114 tax impact) and severance related costs $99 ($36 tax impact). Permitted add-backs for the nine months ended October 3, 2015 consisted of special projects, primarily litigation fees $6,021 ($2,252 tax impact), losses from the inventory liquidation plan $1,878 ($702 tax impact), losses from exiting the furniture category $949 ($355 tax impact), board fees $441 ($165 tax impact), and severance related costs $50 ($19 tax impact).

(b)Write off of unamortized deferred financing costs and termination fees associated with the Company's old credit facility, reflecting a $428 tax impact for the nine months ending October 3, 2015.

(c) Represents the aggregate tax impact of the adjusted items set forth above based on the applicable tax rate for the periods presented relevant to their jurisdictions and the nature of the adjustments.

Summer Infant, Inc
Consolidated Balance Sheet
(amounts in thousands of US dollars)

	October 1, 2016	January 2, 2016
	(unaudited)

Cash and cash equivalents	$1,011	$923
Trade receivables, net	37,295	40,514
Inventory, net	32,285	36,846
Property and equipment, net	10,673	12,007
Other intangible assets, net	17,983	18,512
Other assets	4,470	4,336
Total assets	$103,717	$113,138

Accounts payable	$25,550	$29,541
Accrued expenses	7,579	9,584
Current portion of long-term debt	4,500	3,318
Long term debt, less current portion (1)	43,921	48,767
Other long term liabilities	2,666	2,962
Total liabilities	84,216	94,172

Total stockholders’ equity	19,501	18,966
Total liabilities and stockholders’ equity	$103,717	$113,138

(1) Under new U.S. GAAP, long term debt is reported net of unamortized financing fees. As a result, reported long term debt is reduced by $1,320 and $1,489 of unamortized financing fees in the periods ending October 1, 2016 and January 2, 2016, respectively.

Company Contact:
Chris Witty
Investor Relations
646-438-9385
cwitty@darrowir.com